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                                                        Exhibit 23.2


                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Harte Hanks Communications, Inc.


We consent to the incorporation by reference in the registration statement (No. 33-xxxx) on Form S-3 of The E.W. Scripps Company of our report dated April 14, 1997, with respect to the balance sheets of Harte Hanks Newspapers as of December 31, 1996 and 1995, and the related statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of The E.W. Scripps Company dated September 4, 1997.


                                /s/ KPMG Peat Marwick LLP
                                KPMB Peat Marwick LLP


San Antonio, Texas
September 25, 1997